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[Penn Mutual Letterhead]




May 31, 2001

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: Last Survivor Flexible Premium Adjustable Variable Life Insurance Policy SEC Registration Statement - File No. 33-87276
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Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 10 to Penn Mutual's Variable Life Insurance Registration Statement (the "Registration Statement") with the U.S. Securities and Exchange Commission. The Registration Statement covers a third generation last survivor flexible premium adjustable variable life insurance policy ("Variable EstateMax III"), to be issued by The Penn Mutual Life Insurance Company (the "Company") and to be funded through Penn Mutual Variable Life Account I.

The Prospectus included in Post-Effective Amendment No. 10 describes Variable EstateMax III. The mathematical computations and forms for Variable EstateMax III were reviewed under my direction, and I am familiar with the Registration Statement and the Exhibits thereto.

In my opinion, the tables of mortality and expense risk face amount charges, the table of applicable percentages under the guideline premium/cash value corridor and the tables of applicable percentages under the cash value accumulation test, included in the appendices to the Prospectus, are consistent with the provisions of Variable EstateMax III.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Raymond G. Caucci
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Raymond G. Caucci, F.S.A., M.A.A.A.
Assistant Vice President and Product Manager Actuary